                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]     FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]



Check the appropriate box:
[X]      Preliminary Proxy Statement
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                               PurchaseSoft, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)  Proposed maximum aggregate value of transaction:

5)  Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

2)  Form, Schedule or Registration Statement No.:

3)  Filing Party:

4)  Date Filed:


-------------------------------------------------------------------------------

                               PURCHASESOFT, INC.

                               ONE RESEARCH DRIVE
                                   SUITE 100B
                        WESTBOROUGH, MASSACHUSETTS 01581

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF PURCHASESOFT, INC.:

         NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of PurchaseSoft, Inc. (the "Corporation") will be held at the Corporation's office at One Research Drive, Suite 100B, Westborough, Massachusetts 01581, on Friday, November 17, 2000 at 10:00 a.m. (local time) for the following purposes:

         (1) To elect four (4) directors of the Corporation to hold office for a one year term;

         (2) To consider and vote upon a proposal to increase the maximum number of shares that may be made available upon exercise of stock options under the PurchaseSoft, Inc. 1997 Stock Option Plan from 4,500,000 to 6,000,000;

         (3) To consider and vote upon a proposal to amend the Corporation's Certificate of Incorporation to increase the number of authorized shares of common stock of the Corporation from 25,000,000 to 50,000,000; and

         (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed October 24, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2001 Annual Meeting of Stockholders. Accordingly, only stockholders of record at the close of business on October 24, 2000 will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

                                          By order of the Board of Directors,

                                          /s/  J. Murray Logan

                                          J. MURRAY LOGAN
                                          Chairman of the Board of Directors


                                          /s/  Donald S. LaGuardia

                                          DONALD S. LA GUARDIA
                                          President, Chief Executive Officer
                                          and Director

October 20, 2000


--------------------------------------------------------------------------------
NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.
--------------------------------------------------------------------------------

                               PURCHASESOFT, INC.
                                 PROXY STATEMENT


PROXY SOLICITATION

         The enclosed proxy is solicited by the Board of Directors of PurchaseSoft, Inc. (the "Corporation") for use at the 2001 Annual Meeting of Stockholders on November 17, 2000 and at any adjournments or postponements thereof (the "Meeting"), pursuant to the accompanying Notice of 2001 Annual Meeting of Stockholders. The purposes of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of 2001 Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Meeting.

         This Proxy Statement and proxies for use at the Meeting will be mailed to stockholders on or about November 3, 2000, and such proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the officers or regular employees of the Corporation. The Corporation may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy materials, will be borne by the Corporation.

REVOCABILITY AND VOTING OF PROXY

         A form of proxy and a return envelope for the proxy are enclosed. You may revoke your proxy at any time prior to its use by giving written notice to the Secretary of the Corporation, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made by you on the proxy or, in the absence of such specifications, in favor of the election of the nominees for directors listed herein, in favor of the proposal to increase the maximum number of shares which may be made available upon exercise of stock options under the Corporation's 1997 Stock Option Plan, in favor of the proposal to increase the authorized common stock of the Corporation from 25,000,000 shares to 50,000,000 shares, and, with respect to any other business which may properly come before the meeting, in the discretion of the named proxies.

         If, in a proxy submitted on your behalf by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then your proxy will not be counted as present at the meeting with respect to such proposals. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

         All holders of record of the common stock, par value $0.01 per share (the "Common Stock"), of the Corporation at the close of business on October 24, 2000, will be eligible to vote at the Meeting. Each share is entitled to one vote. As of October 9, 2000, the Corporation had outstanding, 14,773,046 shares of Common Stock. The presence, in person or by proxy, of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of business at the Meeting. This proxy statement and the enclosed proxy are first being mailed or given to stockholders on or about November 3, 2000.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of August 1, 2000, as reported to the Corporation, as to the beneficial ownership of the Common Stock of the Corporation by each director, each named officer, by all directors and executive officers as a group and each person known to the Corporation to be the beneficial owner of more than 5% of the issued and outstanding common stock as of August 1, 2000 or other date noted below.
As of August 1, 2000, 14,733,046 shares of common stock were outstanding.

                                                      AMOUNT AND NATURE OF               PERCENTAGE OF
  NAME AND ADDRESS                                    BENEFICIAL OWNERSHIP           OUTSTANDING SHARES OF
  OF BENEFICIAL OWNER                                 OF COMMON STOCK (1)            COMMON STOCK OWNED (2)
  -------------------                                 -------------------            ----------------------
  J. Murray Logan (3)
  c/o L-R Global Partners, L.P.
  30 Rockefeller Plaza, Room 5425
  New York, New York 10112                               10,152,947                          67.88%

  Donald S. LaGuardia (4)
  c/o L-R Global Partners, L.P.
  30 Rockefeller Plaza, Room 5425
  New York, New York 10112                                9,969,128                          66.21%

  L-R Global Partners, L.P. (5)
  c/o Rockefeller & Co., Inc.
  30 Rockefeller Plaza, Room 5425
  New York, New York 10112                                9,852,128                          65.87%

  Larry E. Jeddeloh (6)
  c/o T.I.S. Acquisition & Management Group,
  Inc.
  200 South Sixth Street, Suite 450
  Minneapolis, MN 55402                                   1,020,337                          6.92%

  T.I.S. Group, Inc. (7)
  c/o T.I.S. Acquisition & Management Group,
  Inc.
  200 South Sixth Street, Suite 450
  Minneapolis, MN 55402                                   1,019,504                          6.92%

  Jeffrey B. Pinkerton (8)                                  438,156                          2.89%

  Brad I. Markowitz (9)                                     130,820                          0.88%

  Philip D. Wolf (10)                                       174,000                          1.17%

  Terry J. Bartz (11)                                       105,633                          0.71%

  P. Gopalakrishnan (12)                                     41,667                          0.28%

  All current directors and executive                    11,160,223                         70.26%
  officers as a group (7 persons) (13)

(1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes, options and warrants to the extent called for by such rule, with respect to shares of common stock, that can be exercised within 60 days. Except as set forth in the footnotes below, such shares are beneficially owned with sole investment and sole voting power.

(2) The percent of class calculation is based on 14,733,046 shares of the Corporation's Common Stock being issued and outstanding as of August 1, 2000 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act, to any option or warrant then exercisable or exercisable within 60 days thereafter.

(3) Includes 9,627,553 shares held by L-R Global Partners, L.P. Also includes 224,575 shares that L-R Global Partners, L.P. has the right to acquire within 60 days of August 1, 2000 upon the exercise of warrants. Mr. Logan, together with L-R Managers, LLC, Rockefeller & Co., Inc., and Rockefeller Financial Services, Inc. share voting and investment control with respect to L-R Global Partners, L.P. Mr. Logan may be deemed the beneficial owner of shares held by L-R Global Partners, L.P. although he disclaims beneficial ownership to the extent of his purported ownership interest.

(4) Includes 9,627,553 shares held by L-R Global Partners, L.P. Also includes 224,575 shares that L-R Global Partners, L.P. has the right to acquire within 60 days of August 1, 2000 upon the exercise of warrants. Mr. LaGuardia, together with L-R Managers, LLC, Rockefeller & Co., Inc., and Rockefeller Financial Services, Inc. share voting and investment control with respect to L-R Global Partners, L.P. Mr. LaGuardia may be deemed the beneficial owner of shares held by L-R Global Partners, L.P. although he disclaims beneficial ownership to the extent of his purported ownership interest. Also includes 100,000 shares that Mr. La Guardia has the right to acquire within 60 days of August 1, 2000 upon the exercise of stock options. On August 14, 2000, Mr. LaGuardia was appointed interim President and CEO of the Corporation.

(5) Includes 224,575 shares that L-R Global Partners, L.P. has the right to acquire within 60 days of August 1, 2000 upon the exercise of warrants.

(6) Based upon information provided by Mr. Jeddeloh's Schedule 13D/A filed with the SEC as of January 13, 1999. By virtue of his positions with T.I.S. Acquisition and Management Group ("TIS Acquisition") and T.I.S. Group, Inc. ("TIS Group"), which owns a majority of the stock of and controls TIS Acquisition, Mr. Jeddeloh has the right to vote and dispose of the shares of common stock held by TIS Acquisition and TIS Group, respectively, and may be deemed the beneficial owner of such shares. Includes 193,888 shares held by TIS Acquisition, which may be deemed beneficially owned by TIS Group. Includes 820,616 shares held by TIS Group for client accounts managed by T.I.S. Group Managers. TIS Group has the right to dispose of the shares held by T.I.S. Group Managers and may be deemed the beneficial owner of such shares. Includes 833 shares held by Mr. Jeddeloh over which he has sole power to vote and power to dispose. Includes 5,000 shares that TIS Group has the right to acquire within 60 days of August 1, 2000 upon the exercise of a warrant.

(7) Based upon information provided by Mr. Jeddeloh's Schedule 13D/A filed with the SEC as of January 13, 1999. See note (6) above.

(8) Includes 424,279 shares issuable within 60 days of August 1, 2000 upon the exercise of stock options. On August 14, 2000, Mr. Pinkerton was appointed Vice Chairman and Chief Product Strategist for the Corporation. Donald S. LaGuardia succeeded Mr. Pinkerton in the offices of President and Chief Executive Officer effective August 14, 2000.

(9) Includes 115,833 shares issuable within 60 days of August 1, 2000 upon exercise of stock options and 10,544 shares owned by Focus Capital Corp. Mr. Markowitz may be deemed the beneficial owner of shares held by Focus Capital Corp. although he disclaims beneficial ownership of such shares.

(10) Includes 139,000 shares issuable within 60 days of August 1, 2000 upon the exercise of stock options.

(11) Includes 105,633 shares issuable within 60 days of August 1, 2000 upon the exercise of stock options.

(12) Includes 41,667 shares issuable within 60 days of August 1, 2000 upon the exercise of stock options.

(13) Includes 926,412 shares issuable within 60 days of August 1, 2000 upon the exercise of stock options and 224,575 shares issuable within 60 days upon the exercise of warrants.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

         The Board of Directors has set the number of Board members at five for the upcoming year. At this time however, only four Directors are being nominated for re-election, which will leave one seat vacant. This vacancy was created when Michael G. Kerrison resigned from his directorship on September 9, 1999 and at this time, the Board has not nominated a replacement. Each director is elected to hold office until the next annual meeting of stockholders, or special meeting in lieu thereof, and until their respective successors are duly elected and qualified. The Board has nominated all of the current members of the Board for re-election. The affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the re-election of the members of the Board. If for any reason any nominee is not a candidate (which is not now expected), a new nominee will be designated by the Board to fill such vacancy. Proxies cannot be voted for a greater number of persons than the number of nominees named.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW. UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY "FOR" THE ELECTION OF THE NOMINEES.

INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTOR

         There is shown below for each director and nominee for director, as reported to the Corporation, the name, age and family relationship, if any, with any other director or officer, the principal occupation and employment over at least the last five years, the position, if any, with the Corporation, the period of service as a director of the Corporation, and certain other directorships held.


     NAME                   AGE            OFFICE HELD                          DIRECTOR SINCE
     ----                   ---            -----------                          --------------
Donald S. LaGuardia          33       President, Chief Executive Officer and    June 1998
                                      a Director
J. Murray Logan              65       Chairman of the Board of Directors and    June 1998
                                      a Director
Brad I. Markowitz            42       Director                                  February 1994
Jeffrey B. Pinkerton         52       Vice Chairman, Chief Product Strategist   October 1995
                                      and a Director

         DONALD S. LAGUARDIA has served as President and Chief Executive Officer of the Corporation since August 14, 2000 and as a member of the Board of Directors since June 1998. Mr. LaGuardia is a member of L-R Managers, LLC, the general partner of L-R Global Partners, LP, the majority stockholder in PurchaseSoft. Mr. LaGuardia was an auditor and then a consultant with PricewaterhouseCoopers from 1987 to 1991. From 1991 to 1997, he held various managerial positions with BMW of North America, Inc. until he left in 1997 to join L-R Global Partners, LP. Mr. LaGuardia also serves as the chairman of the audit committee for PurchaseSoft. Mr. LaGuardia is a Certified Public Accountant and a candidate for the Chartered Financial Analyst designation. Mr. LaGuardia received his B.A. in 1989 from Pace University and his MBA in International Finance from New York University in 1997.

         J. MURRAY LOGAN has served as a member of the Board of Directors of the Corporation since June 1998. Since 1975, Mr. Logan has served as a vice president, portfolio manager, Chairman of Investment Policy of Rockefeller & Co., Inc., and as a vice president of Rockefeller Gas & Oil Inc., general partner of various Rockefeller partnerships. Mr. Logan is the Managing Partner of L-R Global Partners, L.P. since its inception in 1997 and along with Rockefeller & Co., Inc., is a member of L-R Managers, LLC which is the management company for L-R Global Partners, L.P. Mr. Logan is a director of The World Trust Fund, an unaffiliated investment trust. Mr. Logan served as a trustee of the Johns Hopkins University and chaired its Committee on Investments. Mr. Logan is also a director of the Camphill Foundation, Camphill Village USA and the Berkshire Opera Company. Mr.
Logan received his B.A. from Johns Hopkins University in 1959.

         BRAD I. MARKOWITZ has served as a member of the Board of Directors of the Corporation since February 1994. From February 1994 to June 1997, Mr. Markowitz served as Chairman of the Board of Directors. Since 1995, Mr. Markowitz has served as President and a member of the Board of Directors of Park Avenue Health Care Management, Inc., a physician practice management company. From 1987 to 1995, Mr. Markowitz served as Vice President of the ADCO Group, a real estate, banking and venture capital company.

         JEFFREY B. PINKERTON has served as Vice Chairman and Chief Product Strategist of the Corporation since August 14, 2000 and as a member of the Board of Directors since October 1995. He formerly served as President and Chief Executive Officer from March 2000 to August 14, 2000 and as President from August 1996 to March 2000. From 1987 to 1991 and from 1994 to July 1996, Mr. Pinkerton served in various positions for the Corporation, including Executive Vice President and Vice President-Product Development. From 1991 to 1994, Mr. Pinkerton founded and operated Viewpoint Consulting, a reseller of the Corporation's software products. Prior to joining the Corporation, Mr. Pinkerton was Director of Purchasing for American-Standard, Inc. in New York. His industrial experience includes both materials management and systems analysis. Mr. Pinkerton has published numerous articles on Purchasing and Purchasing Applications, taught a course on application design for procurement at Baruch College, NY, and published two books. Mr. Pinkerton received a BSc in Mathematics and Statistics from Sheffield University in England in 1970.


INFORMATION AS TO EXECUTIVE OFFICERS

As of October 13, 2000, the executive officers of the Corporation were as follows:

NAME                         AGE                     OFFICE HELD                     YEAR BECAME
----                         ---                     -----------                       OFFICER
                                                                                       -------
Donald S. LaGuardia           33       President, Chief Executive Officer and            2000
                                       a Director
Terry J. Bartz                40       Vice President, General Counsel,                  1999
                                       And Secretary
Philip D. Wolf                48       Chief Financial Officer, Treasurer,               1998
                                       And Assistant Secretary
P. Gopalakrishnan             39       Senior Vice President, Business                   2000
                                       Development

         DONALD S. LAGUARDIA has served as President and Chief Executive Officer of the Corporation since August 14, 2000 and as a member of the Board of Directors since June 1998. Mr. LaGuardia is a member of L-R Managers, LLC, the general partner of L-R Global Partners, LP, the majority stockholder in PurchaseSoft. Mr. LaGuardia was an auditor and then a consultant with PricewaterhouseCoopers from 1987 to 1991. From 1991 to 1997, he held various managerial positions with BMW of North America, Inc. until he left in 1997 to join L-R Global Partners, LP. Mr. LaGuardia also serves as the chairman of the audit committee for PurchaseSoft. Mr. LaGuardia is a Certified Public Accountant and a candidate for the Chartered Financial Analyst designation. Mr. LaGuardia received his B.A. in 1989 from Pace University and his MBA in International Finance from New York University in 1997.

         TERRY J. BARTZ began advising PurchaseSoft as outside counsel in 1996 and joined the Corporation in May 1999 as Vice President and General Counsel. Prior to joining the Corporation, Mr. Bartz had a private law practice focused on serving the needs of start-up, financially distressed and emerging businesses. Mr. Bartz law practice provided representation and advice on a wide variety of general business and corporate law matters including litigation, corporate governance, employment and executive compensation. Mr. Bartz received his B.A. degree (with major in business) from Gustavus Adolphus College in 1982 and his J.D. degree, cum laude, from Hamline University School of Law in 1985.

         PHILIP D. WOLF joined the Corporation in October 1997 and has served as Chief Financial Officer since January 1998. During 1997, Mr. Wolf served as a consultant to several start-up companies. From 1989 to 1997, Mr. Wolf was Vice President of Finance and CFO for Nice Man Merchandising, a worldwide entertainment merchandising corporation. From 1987 to 1989, he was Chief Financial Officer for Benchmark Computer Systems, Inc., a value-added reseller and software developer of integrated computer systems. From 1983 to 1987, Mr. Wolf was Vice President of Finance and Administration for National Information Systems, Inc., which provided computer and information services to the direct marketing industry. From 1974 to 1983, Mr. Wolf was staff accountant and became the Controller for Patchin Appraisals, Inc., a national valuation firm. Mr. Wolf received his B.S. Degree in Accounting from the University of Minnesota in 1974.

         P. GOPALAKRISHNAN has served as Senior Vice President, Business Development of the Corporation since January 17, 2000. From August 1998 to January 2000, Mr. Gopalakrishnan was a Principal Consultant for the PricewaterhouseCoopers Management Consulting Services specializing in e-Commerce best practices and major project implementation and management. From 1994 to 1998, he was a Senior Consultant/Project Manager (EC Services) with ABB, Inc. From 1989 to 1994, he was a Technical Consultant for Datronics, Inc. From 1987 to 1989, he was a Senior Consultant for Tata-Unisys Ltd. From 1986 to 1987, he was an Analyst/Programmer with American Express Bank. From 1983 to 1986, he was a Consultant with ORG Systems. From 1981 to 1983 he was a Programmer with ABC Consultants. He has concentrated on design, development and implementation for multinational and multi location e-Commerce projects for the last nine years. Mr. Gopalakrishnan received his BSc in Science from the University of Delhi, Delhi, India an FBA in Business Administration from the Canadian School of Management, Toronto and an MBA in Management from City University, Seattle, WA.


THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The Board of Directors met seven times during the last full fiscal year and took other actions by unanimous consent. Each director attended at least 75% of the total number of such meetings of the Board of Directors during the time that such person was a member of the Board. The Board has created the following committees:

COMPENSATION COMMITTEE

         The Compensation Committee is chaired by Brad I. Markowitz and includes
J. Murray Logan and Donald S. LaGuardia. This committee reviews and recommends executive compensation levels, incentive programs and grants of stock options. The committee did not meet during the last full fiscal year but took other actions by unanimous consent.

AUDIT COMMITTEE

         The Audit Committee is chaired by Donald S. LaGuardia and includes Brad
I. Markowitz. This committee reviews the annual audit and hears the report of the annual audit provided by the Corporation's auditors which includes discussion on significant audit adjustments, audit areas of emphasis, deficiencies in internal control structure, disagreements with management, selection of or changes in accounting policies, use of estimates and the auditor's responsibilities. The committee met one time during the last full fiscal year.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION  TABLE

         The table below sets forth certain compensation information for the fiscal years ended May 31, 2000, 1999, and 1998 with respect to the Corporation's Chief Executive Officers and each of the most highly compensated executive officers whose compensation for fiscal year 2000 exceeded $100,000.

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                      ANNUAL COMPENSATION               AWARDS            ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR         SALARY ($)       BONUS ($)        OPTIONS (#)       COMPENSATION ($)
   ---------------------------        ----         ----------       ---------        -----------       ----------------
Jeffrey B. Pinkerton                2000(1)         $ 160,360          - -             320,113          $   10,880 (4)
   President and Chief              1999            $ 160,000          - -               - -            $    7,800(16)
   Executive Officer                1998            $ 125,000          - -             304,166          $    9,750 (5)

Pamela Cabalka
   Chief Executive Officer          2000(11)        $  82,227          - -               - -            $   75,188(12)

Michael G. Kerrison                 2000(2)         $  42,045          - -               - -                   - -
   Chairman and Chief               1999            $ 100,000          - -             625,000          $   35,000 (6)
   Executive Officer

Joseph D. Mooney                    2000                - -            - -               - -                   - -
   Chairman and Chief               1999(3)         $ 133,333          - -               - -            $  445,200 (7)
   Executive Officer                1998            $ 200,000          - -             366,666          $   68,083 (8)

Philip D. Wolf                      2000            $ 100,630          - -               - -            $    1,644 (9)
   Chief Financial Officer,         1999            $  88,717          - -             139,000                 - -
   Treasurer and Ass't. Secretary   1998(14)        $  51,667          - -               - -                   - -

Terry J. Bartz                      2000            $ 100,150          - -               - -            $    1,630(10)
   Vice President, General          1999(15)        $   4,688          - -             135,000          $   80,803(13)
   Counsel and Secretary

---------------------------

(1) See the section "Executive Officers and Directors" for information as to the offices held by Mr. Pinkerton in fiscal year 2000 and his subsequent appointment as Vice Chairman and Chief Product Strategist effective August 14, 2000. Mr. LaGuardia succeeded Mr. Pinkerton in the offices of President and Chief Executive Officer effective August 14, 2000.

(2) Mr. Kerrison was appointed Chief Executive Officer by the Board of Directors on January 31, 1999 and resigned on September 9, 1999.

(3) Mr. Mooney was appointed President and Chief Executive Officer by the Board of Directors on June 23, 1997 and resigned on January 31, 1999.

(4) Represents a $7,800 automobile allowance and a $3,080 contribution by the Corporation to employee's 401K account.

(5)      Represents a $9,750 automobile allowance.

(6)      Represents $35,000 earned as an independent contractor.

(7) Represents a $400,000 compensation charge under Mr. Mooney's termination agreement, of which $266,668 was paid as of May 31, 2000 and the balance of $133,332 to be paid evenly over the next eight months, a $40,000 contract settlement payment, and a $5,200 automobile allowance.

(8) Represents $58,333 in deferred compensation and a $9,750 automobile allowance.

(9) Represents a $1,644 contribution by the Corporation to employee's 401K account.

(10) Represents a $1,630 contribution by the Corporation to employee's 401K account.

(11) Ms. Cabalka was appointed interim Chief Executive Officer by the Board of Directors on September 10, 1999 and resigned on December 8, 1999.

(12) Represents a $75,000 accrued severance benefit of which $71,023 was paid as of May 31, 2000 and the balance of $3,977 was paid in June 2000 and a $188 contribution by the Corporation to employee's 401K account.

(13)     Represents $80,803 earned as an independent contractor.

(14) Mr. Wolf joined the Corporation in October 1997 and was appointed Chief Financial Officer in January 1998.

(15) Mr. Bartz joined the Corporation in May 1999 as Vice President, General Counsel and Corporate Secretary.

(16)     Represents a $7,800 automobile allowance.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANT
                               NUMBER OF          ------------------        EXERCISE
                              SECURITIES          % OF TOTAL OPTIONS          PRICE         EXPIRATION
          NAME                UNDERLYING       GRANTED TO EMPLOYEES IN    ($ / SHARE)          DATE
          ----             OPTIONS GRANTED          FISCAL YEAR           -----------          ----
                           ---------------          -----------
 Jeffrey B. Pinkerton        300,000 (1)               16.5%                 $0.920       December 12, 2004
                               1,334 (2)                0.1%                 $0.937       October 14, 2003
                               1,483 (2)                0.1%                 $0.843       November 15, 2003
                               1,741 (2)                0.1%                 $0.718       December 14, 2003
                                 953 (2)                0.1%                 $1.312       January 14, 2004
                               1,177 (2)                0.1%                 $1.062       February 15, 2004
                               1,250 (2)                0.1%                 $1.000        March 14, 2004
                               1,483 (2)                0.1%                 $0.843        April 14, 2004
                               1,111 (2)                0.1%                 $1.125         May 13, 2004
                               1,483 (2)                0.1%                 $0.843         June 14, 2004
                               1,905 (2)                0.1%                 $0.656         July 14, 2004
                               2,860 (2)                0.2%                 $0.437        August 15, 2004
                               3,333 (2)                0.2%                 $0.375      September 14, 2004

 Pamela Cabalka                 - -                    - -                     - -               - -

 Michael G. Kerrison            - -                    - -                     - -               - -

 Joseph D. Mooney               - -                    - -                     - -               - -

 Philip D. Wolf                 - -                    - -                     - -               - -

 Terry J. Bartz                 - -                    - -                     - -               - -

---------------------------

(1) Mr. Pinkerton was granted an incentive stock option exercisable for an aggregate of 300,000 shares of common stock of which 100,000 shares vested immediately, 100,000 will vest on December 13, 2000 and 100,000 will vest on December 13, 2001.

(2) Mr. Pinkerton was granted options, which were fully vested on the date of grant.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         The following table sets forth information as to options exercised during the fiscal year ended May 31, 2000, and unexercised options held at the end of such fiscal year, by the individuals listed in the Summary Compensation Table.

                              SHARES                                                        VALUE OF UNEXERCISED
                              ACQUIRED                      NUMBERS OF UNEXERCISED          IN-THE-MONEY OPTIONS
                                 ON           VALUE           OPTIONS AT 5/31/00                 AT 5/31/00
          NAME             EXERCISE (#)   REALIZED ($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE (1)
          ----             -------------  ------------    -------------------------     -----------------------------
 Jeffrey B. Pinkerton                 0    $        0          424,279 / 200,000            $795,094 / $391,000
 Pamela Cabalka                 150,000    $  604,641                0 /       0            $      0 / $      0
 Michael G. Kerrison                  0    $        0                0 /       0            $      0 / $      0
 Joseph D. Mooney               366,666    $1,230,615                0 /       0            $      0 / $      0
 Philip D. Wolf                       0    $        0          139,000 /       0            $261,885 / $      0
 Terry J. Bartz                       0    $        0          105,633 /  29,533            $192,894 / $ 52,877

---------------------------

(1) Value is based on the closing bid price supplied by the National Quotations Bureau in the NASDAQ System and reported by the NASD as of May 31, 2000, the last trading date during fiscal 2000, which was $2.875 minus the exercise price.


EXECUTIVE EMPLOYMENT AGREEMENTS

         The Corporation entered into an employment agreement with Jeffrey B. Pinkerton, the then President of the Corporation, effective as of December 15, 1996 for a five (5) year term from the effective date (the "Pinkerton Employment Agreement"). Pursuant to the Pinkerton Employment Agreement, the Corporation agreed to grant Mr. Pinkerton options exercisable for up to 200,000 shares of common stock. Mr. Pinkerton's current annual base salary is $165,000, subject to annual review and increase by the Board of Directors of the Corporation.

         If the Pinkerton Employment Agreement is terminated by the Corporation for any reason other than cause, death, disability, mutual agreement or is terminated by Mr. Pinkerton for good reason, the Corporation shall continue to pay Mr. Pinkerton his base salary for twenty-four (24) months (or twelve (12) months for termination as a result of good reason) and provide benefits, including but not limited to, plan participation, vacation time, and office facilities for a twelve (12) month period. In the event of a termination in connection with a change in control of the Corporation (as defined in the Pinkerton Employment Agreement), the Corporation shall pay a lump sum payment to Mr. Pinkerton equal to 2.99 times the sum of (i) his annual base salary and (ii) his earned executive compensation plan benefits, which shall be "grossed-up" in the event of certain excise tax charges. In addition the Corporation shall reimburse, for a twelve (12) month period, Mr. Pinkerton's reasonable expenses while seeking employment. In addition to compensatory provisions, the Pinkerton Employment Agreement also contains certain confidentiality and non-competition provisions intended to protect the Corporation.

DIRECTOR COMPENSATION

         At the current time, directors of the Corporation receive no cash compensation for their service to the Corporation as directors.

                              CERTAIN TRANSACTIONS

         On September 1, 1998, the Corporation issued 125,000 shares of its Common Stock to TIS Group Managers, Inc. upon the exercise of a warrant held by TIS Growth Fund at an exercise price of $1.14 per share, for an aggregate sum of $142,500. The issuance of the Common Stock was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

         On January 31, 1999, the Corporation entered into an Agreement and General Release with Joseph D. Mooney, CEO and Chairman of the Board of the Corporation. Under this agreement, the Corporation accepted the resignation of Mr. Mooney as Chief Executive Officer, Chairman of the Board of Directors and as a Director of the Corporation. Mr. Mooney was granted the following benefits under this agreement: $400,000 gross salary continuation, payable in 48 equal installments beginning February 15, 1999 and ending January 31, 2001 ($133,332 remaining to be paid as of May 31, 2000); $60,000 representing the balance of Mr. Mooney's deferred employment compensation; a $40,000 contract settlement payment; and continuation of insurance benefits until January 31, 2000.

         On February 9, 1999, the Corporation received $2 million from L-R Global Partners, L.P. and signed a demand promissory note in return. The note provided for interest at 6% per annum. The note was cancelled as partial payment for the common stock that L-R Global Partners, L.P. purchased in the rights offering in May 1999.

         On May 5, 1999, the Corporation issued 5,605,173 shares of its Common Stock for rights subscribed to in a rights offering and shares purchased on a standby basis as part of the rights offering. These shares were purchased at $0.90 per share and raised $5,044,655 in gross proceeds. L-R Global Partners, L.P. purchased a total of 4,930,000 shares in the offering for $4,437,000 and Michael G. Kerrison, CEO of the Corporation, purchased 111,111 shares in the offering for $100,000. Expenses associated with the rights offering were $119,052.

         On March 23, 2000, the Corporation borrowed $5,000,000 from L-R Global Partners, L.P. and signed a demand promissory note in return. Under the terms of this note, the Corporation must repay the principal and interest due at any time upon the demand of L-R Global. Subsequent to year-end, L-R Global provided the Corporation with a letter stating that they would not make a demand for repayment prior to June 15, 2001. This note provided for interest at 6% per annum.


                              FAMILY RELATIONSHIPS

         There are no family relationships among any of the directors or executive officers.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Corporation's directors and certain of its officers and persons holding more than ten percent of the Corporation's Common Stock are required to report their ownership of the Common Stock and any changes in ownership to the Securities and Exchange Commission and the Corporation. Specific due dates have been established and the Corporation is required to report in this proxy statement any failure to file by these dates during the fiscal year ended May 31, 2000. Based on the Corporation's review of copies of such reports, Michael Kerrison failed to file one Form 4, Pamela Cabalka failed to file one Form 3 and one Form 4, Donald LaGuardia filed one untimely Form 5, and P. Gopalakrishnan filed one untimely Form 3.

                                   PROPOSAL 2

      APPROVAL OF AN AMENDMENT TO THE CORPORATION'S 1997 STOCK OPTION PLAN


         On September 15, 2000, the Corporation's Board of Directors, subject to stockholder approval, adopted and approved an amendment to the Corporation's 1997 Stock Option Plan (the "1997 Plan") for the purpose of increasing the number of shares of Common Stock authorized for issuance under the 1997 Plan from 4,500,000 shares to 6,000,000 shares.

         The Board of Directors believes that an increase in the number of shares available for issuance under the 1997 Plan will enable the Corporation to meet industry norms and to continue to attract and retain key employees, officers and directors essential to the long-term success of the Corporation. By encouraging stock ownership by key employees, officers and directors of the Corporation and its subsidiaries, the Corporation is providing additional incentives for them to promote the success of the Corporation's business.

         The purposes of the 1997 Plan are to promote the interests of the Corporation and its stockholders by strengthening the Corporation's ability to attract, motivate, and retain key employees, directors, consultants and advisers of exceptional ability and to provide a means to encourage stock ownership and a proprietary interest in the Corporation to selected employees, directors, consultants and advisers of the Corporation upon whose judgment, initiative, and efforts the financial success and growth of the Corporation largely depend.

         The discussion below provides a summary description of certain provisions of the 1997 Plan, as amended, and a brief and general description of the incentive stock options and nonqualified stock options granted under the 1997 Plan.

         The 1997 Plan provides for grants of stock options intended to qualify for preferential tax treatment (the "Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options that do not qualify for such treatment. All employees of the Corporation are eligible for stock options under the 1997 Plan in amounts and at prices determined by the Compensation Committee, provided that, in the case of Incentive Stock Options, the price will not be less than 100% of the fair market value of the Common Stock on the date of grant, or not less than 110% of the fair market value of the Common Stock on the grant date if the optionee owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock.

         The 1997 Plan is administered by the Compensation Committee. The Compensation Committee or the Board of Directors has complete authority, subject to the limitations described herein, to interpret and enforce the 1997 Plan and to determine all rights with respect to participants under the 1997 Plan. The Board may, at any earlier time, amend, modify, suspend or terminate the 1997 Plan as it shall deem advisable, subject to the rights of holders of stock options or restricted stock subject thereto and to approval of the stockholders of the Corporation if required by applicable law or regulation. No stock options or restricted stock may be granted or sold under the 1997 Plan after March 17, 2007.

         Stock options may be granted under the 1997 Plan to key employees, directors, consultants, and advisers to the Corporation or any of its subsidiaries and others as the Compensation Committee or the Board of Directors may determine.

         The shares authorized for issuance under the 1997 Plan are shares of the Corporation's Common Stock, which may be newly issued shares or shares held in the treasury or acquired in the open market. Currently, the maximum number of shares of Common Stock which may be made available upon exercise of stock options granted under the 1997 Plan is 4,500,000 shares, subject to increase or decrease in the event of subsequent stock splits or other capital changes, including reorganizations or mergers. No person may in any calendar year be granted stock options under the 1997 Plan with respect to more than 250,000 shares of Common Stock, subject to adjustment in the event of capital changes.

         Incentive Stock Options granted under the 1997 Plan are not transferable except by will or the laws of descent and distribution and may be exercised during the life of the optionee only by the optionee. Nonstatutory stock options granted under the 1997 Plan are not transferable except by will or the laws of descent and distribution and except that nonstatutory stock options may be transferred if and to the extent authorized by the Compensation Committee or the Board of Directors.

         The following table sets forth information as of September 30, 2000 with respect to stock options which have been received since the 1997 Plan was adopted by the Corporation by (i) each of the Corporation's Chief Executive Officer and the other executive officers of the Corporation named in the Summary Compensation Table and each nominee for election as a director, (ii) all current executive officers of the Corporation as a group,
(iii) all current directors of the Corporation as a group, (iv) all current directors of the Corporation, other than those who are current executive officers, as a group, and (v) all employees of the Corporation, excluding current executive officers, as a group, since the 1997 Plan was adopted by the Corporation.


                       OPTION GRANTS UNDER 1997 PLAN



                                                                NUMBER
                                                                  OF
                                                              SECURITIES
                                                              UNDERLYING
                                                                OPTIONS
NAME                                                            GRANTED
----                                                          -----------
Donald S. LaGuardia (1)..................................       250,000
Jeffrey B. Pinkerton (2).................................       624,279
Pamela Cabalka (3).......................................       375,000
Michael G. Kerrison (4)..................................       625,000
Joseph D. Mooney (5).....................................       366,666
Philip D. Wolf ..........................................       139,000
Terry J. Banz ...........................................       135,166
J. Murray Logan .........................................             0
Brad I. Markowitz .......................................       115,833
All current executive officers of the Corporation,
  as a group ............................................       724,166
All current directors of the Corporation, as a group.....       990,112
All directors of the Corporation, excluding current
  executive officers, as a group ........................       740,112
All employees of the Corporation, excluding current
  executive officers, as a group ........................     2,000,575

(1) Mr. LaGuardia was appointed interim President and CEO on August 14, 2000, succeeding Jeffrey Pinkerton who was appointed Vice Chairman and Chief Product Strategist.

(2) Mr. Pinkerton was appointed CEO on March 7, 2000 and was subsequently appointed Vice Chairman and Chief Product Strategist effective August 14, 2000. Donald S. LaGuardia succeeded Mr. Pinkerton in the offices of President and Chief Executive Officer effective August 14, 2000.

(3) Ms. Cabalka was appointed interim Chief Executive Officer on September 10, 1999 and resigned on December 8, 1999. Ms. Cabalka exercised 150,000 option shares and the remaining 225,000 option shares expired unexercised on March 9, 2000.

(4) Mr. Kerrison resigned as Chief Executive Officer on September 9, 1999 and his entire option for 625,000 shares expired unexercised on December 9, 1999.

(5) Mr. Mooney resigned as Chief Executive Officer on January 31, 1999. Mr. Mooney exercised all 366,666 option shares.

         The affirmative vote of the holders of a majority of the shares of Common Stock voting on the proposal at the Meeting, in person or by proxy, is required to ratify the adoption and approval by the Board of Directors of the amendment to the 1997 Plan. If the proposal to ratify the amendment to the 1997 Plan is not approved at the Meeting, the 1997 Plan, as previously adopted by the Board of Directors and ratified by the stockholders, will remain in full force and effect.


         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE CORPORATION AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF. UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1997 PLAN.

                                   PROPOSAL 3

   APPROVAL OF AN AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

         The current authorized shares of common stock of the Corporation consists of 25,000,000 shares of Common Stock, $.01 par value, of which [14,773,046] shares of Common Stock were issued and outstanding as of October 9, 2000. The Board of Directors, on September 15, 2000, adopted a resolution to increase the authorized number of shares of Common Stock from 25,000,000 to 50,000,000. The proposed increase requires an amendment to the Corporation's Certificate of Incorporation and, therefore, submission to the stockholders at the Annual Meeting. The proposed amendment does not change any other aspect of the Corporation's Certificate of Incorporation.

         Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Corporation and to ratably receive dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. Upon liquidation, dissolution or winding up of the Corporation, holders of Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Corporation.

         If the proposed amendment is approved, all or any part of the authorized but unissued shares of Common Stock may thereafter be issued without further approval from the stockholders, except as may be required by law or the policies of any stock exchange or stock market on which the shares of stock of the Corporation may be listed or quoted, for such purposes and on such terms as the Board of Directors may determine. Holders of the Common Stock of the Corporation do not have any preemptive rights to subscribe for the purchase of any shares of Common Stock, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership.

         The proposed amendment will not affect the rights of existing holders of Common Stock except to the extent that future issuances of Common Stock will reduce each existing stockholder's proportionate ownership.

         The Board of Directors has determined that it would be appropriate for the Corporation to increase the number of its authorized shares of Common Stock in order to have additional shares available for possible future acquisition or financing transactions and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions which might require increased reservations. The Board of Directors believes that the complexity of customary financing, employment and acquisition transactions requires that the Directors be able to respond promptly and effectively to opportunities that involve the issuance of shares of Common Stock. For example, if the proposal is approved, the Corporation will have the flexibility to authorize stock splits and stock dividends and to enter into joint ventures and corporate financings involving the issuance of shares of Common Stock. The Corporation has no present plans, agreements, understandings or arrangements regarding transactions expected to require issuance of the additional shares of Common Stock that would be authorized by the proposed amendment.

         The flexibility of the Board of Directors to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of stockholders in a takeover situation. Although it is not the purpose of the proposed amendment, the authorized but unissued shares of Common Stock also could be used by the Board of Directors to discourage, delay or make more difficult a change in control of the Corporation. For example, such shares could be privately placed with purchasers who might align themselves with the Board of Directors in opposing a hostile takeover bid. The issuance of additional shares might serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding shares. The Board of Directors is not aware of any pending or proposed effort to acquire control of the Corporation.

         If this Proposal 3 (Amendment to Increase the Authorized Shares of Common Stock) is adopted by the Corporation's stockholders, this Proposal will become effective on the date a Certificate of Amendment is filed with the Secretary of State of the Delaware (the Corporation's state of incorporation).

         Approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Shares entitled for vote at the Annual Meeting.

         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE CORPORATION AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF. UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY "FOR" THE APPROVAL OF THE AMENDMENT TO INCREASE THE AUTHORIZED CAPITAL SHARES.

MISCELLANEOUS

ACCOUNTANTS

         PricewaterhouseCoopers LLP ("PWC," formerly Price Waterhouse LLP) has served as the Corporation's independent public accountants and auditors since May 15, 1997.

         The financial statements of the Corporation for the fiscal year ended May 31, 2000, have been audited by PWC. It is not expected that representatives of PWC will be present at the Meeting.


OTHER MATTERS

         The Board of Directors does not know of any other matters that may be presented at the Meeting, except for routine matters. If other business does properly come before the Meeting, however, the person(s) named on the accompanying proxy intend to vote on such matters in accordance with their best judgment.


2002 ANNUAL MEETING OF STOCKHOLDERS PROPOSALS

         In order for stockholder proposals to be presented at the Corporation's 2002 Annual Meeting of Stockholders (or special meeting in lieu thereof), such proposals must be received by the Secretary of the Corporation at the Corporation's principal office in Westborough, Massachusetts not later than August 31, 2001 for inclusion in the proxy statement for that meeting, subject to the applicable rules of the Securities and Exchange Commission. Delivery of such proposals should be by Certified Mail, Return Receipt Requested.


ANNUAL REPORT ON FORM 10-KSB

         The Corporation's Annual Report on Form 10-KSB (without exhibits for the fiscal year ended May 31, 2000) is being furnished to stockholders of record together with this Proxy Statement. Requests for additional copies should be directed to: PurchaseSoft, Inc., 5001 W. 80th Street, Suite 835, Bloomington, Minnesota 55437, Attn: Philip D. Wolf, CFO.






October 20, 2000

                               PURCHASESOFT, INC.
                          One Research Lane, Suite 100B
                        Westborough, Massachusetts 01581


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints Philip D. Wolf as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock, $0.01 par value per share (the "Common Stock"), of PurchaseSoft, Inc. (the "Corporation") held of record by the undersigned on October 24, 2000, at the 2001 Annual Meeting of Stockholders (the "Meeting") to be held on Friday, November 17, 2000, or any postponement or adjournment thereof.

1.     To elect directors

                    __FOR all nominees (except as marked to the contrary below)

                    __WITHHOLD AUTHORITY for all nominees listed below

                                    Brad I. Markowitz
                                    Jeffrey B. Pinkerton
                                    J. Murray Logan
                                    Donald S. LaGuardia

(Instruction: To WITHHOLD authority to vote for any individual, write the nominee's name in the space provided below.)



2. To approve an increase in the maximum number of shares which may be made available upon exercise of stock options under the Corporation's 1997 Stock Option Plan from 4,500,000 to 6,000,000.


         ____ FOR                ____ AGAINST                ____ ABSTAIN


3. To approve an amendment to the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Corporation from 25,000,000 to 50,000,000.


         ____ FOR                ____ AGAINST                ____ ABSTAIN
         ----------------------------------------------------------------------

         Account No.                No. of Shares              Proxy No.


------------------------        -------------------        -------------------

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for director and FOR the action described in each of the Items above. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign.


         Dated______________________________________

         Signature__________________________________

         Signature__________________________________
                         (if held jointly)

                         ------------------------------

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PAPER PROMPTLY USING THE ENCLOSED ENVELOPE.
                         ------------------------------



















                                      -2-